Exhibit (4)(h)

Addendum No. 7 to the Investment Advisory Agreement

This Addendum No. 7 to the Investment Advisory Agreement dated as of October 1, 2015 (the “Amendment”) is entered into by and between BlackRock Funds II, a Massachusetts business trust (the “Fund”), on behalf of each of its series named in Appendix A attached hereto (each, a “Portfolio”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund, on behalf of each Portfolio, and the Adviser have entered into an Investment Advisory Agreement dated as of May 31, 2007 (the “Advisory Agreement”) pursuant to which the Adviser agreed to act as investment adviser to each Portfolio; and

WHEREAS, the Advisory Agreement provides that the Fund, on behalf of each Portfolio, will pay to the Adviser a monthly fee at an annual rate equal to the amount set forth in Appendix A thereto; and

WHEREAS, the Advisory Agreement may be amended in accordance with Section 12 of the Advisory Agreement; and

WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Fund, approved an amendment to the Advisory Agreement as set out in this Amendment at an in-person meeting held on September 10, 2015.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Appendix A of the Advisory Agreement is hereby amended as set forth on the Appendix A attached hereto with respect to each Portfolio.

2.	Except as otherwise set forth herein, the terms and conditions of the Advisory Agreement shall remain in full force and effect.

[End of Text]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 7 to the Investment Advisory Agreement to be executed by their officers designated below as of the day and year first written above.

BLACKROCK FUNDS II

By:	/s/ John Perlowski
Name: John Perlowski Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:	/s/ Neal J. Andrews
Name: Neal J. Andrews Title: Managing Director

APPENDIX A

Portfolio	Advisory Fee (as a percentage of average daily net assets)
BlackRock GNMA Portfolio	First $1 billion	0.400%
	$1 billion - $2 billion	0.390%
	$2 billion - $3 billion	0.380%
	Greater than $3 billion	0.370%

BlackRock Inflation Protected Bond Portfolio	First $1 billion	0.300%
	$1 billion - $2 billion	0.290%
	$2 billion - $3 billion	0.280%
	Greater than $3 billion	0.270%

BlackRock Investment Grade Bond Portfolio	First $1 billion	0.350%
	$1 billion - $2 billion	0.340%
	$2 billion - $3 billion	0.330%
	Greater than $3 billion	0.320%